Exhibit 3.1

Twist Beauty S.à r.l. & Partners S.C.A.

Société en commandite par actions

5, rue Guillaume Kroll, L-1882 Luxembourg

R.C.S. Luxembourg: B 161913

ARTICLES OF ASSOCIATION

TITLE I.                                            DENOMINATION, OBJECT, DURATION, REGISTERED OFFICE

Article 1.                        There exists a partnership limited by shares under the name of “Twist Beauty S.à r.l. & Partners S.C.A.”, which shall be governed by the laws pertaining to such an entity (hereinafter, the Company), and in particular by the law of August 10, 1915 on commercial companies as amended (hereinafter, the Law), as well as by the present articles of association (hereinafter, the Articles), and by any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders.

Article 2.                        The Company may carry out all transactions pertaining directly or indirectly to the taking of participating interests in any enterprises in whatever form, as well as the administration, management, control and development of such participating interests, in the Grand Duchy of Luxembourg and abroad.

The Company may particularly use its funds for the setting-up, management, development and disposal of a portfolio consisting of any securities and patents of whatever origin, participate in the creation, development and control of any enterprises, acquire by way of contribution, subscription, underwriting or by option to purchase and any other way whatsoever, any type of securities and patents, realise them by way of sale, transfer, exchange or otherwise, have these securities and patents developed.  The Company may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs (including shareholders or affiliated entities).

In general, the Company may likewise carry out any financial, commercial, industrial, movable or real estate transactions, take any measures to safeguard its rights and make any transactions whatsoever which are directly or indirectly connected with its purpose or which are liable to promote their development.

The Company may borrow in any form including by way of public offer.  It may issue by way of private or public placement, notes, bonds and debentures and any kind of debt, whether convertible or not, and/or equity securities, subject always to the provisions of any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders.  It may give guarantees and grant securities in favor of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other companies.  The Company may further pledge, transfer, encumber or otherwise create security over all or over some of its assets.

Article 3.                        The Company is formed for an unlimited period of time.

Article 4.                        The registered office of the Company is established in the City of Luxembourg.

It may be transferred to any other address in the same municipality or to another municipality by a decision of the Manager (as defined below), respectively by a resolution taken by the extraordinary general meeting of the shareholders, as required by the then applicable provisions of the Law.

The Company may have offices and branches, both in the Grand Duchy of Luxembourg and abroad.

TITLE II.                                       CAPITAL, SHARES

Article 5.                        The subscribed share capital of the Company is set at to two hundred eighteen thousand six hundred fifty-three Euro (EUR 218.653,00) represented by two hundred two thousand two hundred seventeen (202.217) Class A Shares, one (1) Management Share, twelve thousand three hundred twenty (12.320) Class B0 Shares, one thousand seven hundred fifty (1.750) Class B1 Shares, one thousand seven hundred forty (1.740) Class B2 Shares and six hundred twenty-five (625) Class B3 Shares, all with a nominal value of one Euro (EUR 1,00) each.

The authorized capital, excluding the subscribed share capital, is set at twenty-nine million twenty-seven thousand six hundred thirty Euro (EUR 29.027.630,00) represented by twenty-nine million (29.000.000) Class A Shares, sixteen thousand six hundred thirty (16.630) Class B0 Shares or Class B1 Shares, eight thousand two hundred sixty (8.260) Class B2 Shares and one thousand (1.000) Class B3 Shares to be issued at the sole discretion of the General Partner, with a nominal value of one Euro (EUR 1,00) each, to be vested with the same rights and obligations as the existing shares, save as for the specific provisions of the Articles or as defined in any securityholders’ agreement that may be entered into or amended from time to time between, amongst others, all of the shareholders of the Company.

The Manager (as defined below) is authorized, during a period of five (5) years from the date of the notarial public deed enacting the amendment to the Articles, to increase from time to time the subscribed capital by the amount of the authorized capital. These increases of capital may be subscribed and Class A Shares, Class B0

Shares, Class B1 Shares, Class B2 Shares and Class B3 Shares issued with or without issue premium and paid up by contribution in kind or cash in accordance with the law and any securityholders’ agreement which may be entered into or amended from time to time between, amongst others, all of the shareholders of the Company. The Manager is specifically authorized to proceed with the issuance of such authorized shares without reserving for the then existing shareholders, of whichever class of shares, a preferential right to subscribe for the shares to be issued, except as otherwise set forth in any securityholders’ agreement which may be entered into or amended from time to time between, amongst others, all of the shareholders of the Company. In addition to the subscribed share capital, there shall be set up a premium account per each class of shares into which any premium amount paid on any share of that class in addition to its nominal value is transferred.

Any share premium paid on the subscription of shares of a given class shall always remain attached to the shares on which it has been paid and shall be reimbursed exclusively to the owners of such shares.

The amount of the premium account of a given class of shares may be used to provide for the payment of any shares of that class, which the Company may redeem, from its shareholders.

The Management Share shall be held by Twist Beauty S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under Luxembourg law, having its registered office at 5, Rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 152445, as shareholder with unlimited liability and manager (hereinafter, the Manager).

The Company may repurchase its own shares within the limits set by the Law and the Articles and any securityholders’ agreement which may be entered into amongst others, all of the shareholders.

The Ordinary Shares and the Management Share are and shall remain registered shares.

Article 6.                        The share capital may be changed at any time by a decision of the shareholders’ meeting, in accordance with Article 13 of the Articles and any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders.

Article 7.                        Towards the Company, the shares are indivisible, since only one owner is admitted per share. Joint co-owners have to appoint a sole person as their representative towards the Company.

Article 8.                        Any Management Share held by the Manager is exclusively transferable to a successor or additional manager with unlimited liability.

The Ordinary Shares are exclusively transferable in accordance with the provisions of any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders.

Article 9.                        The Company shall not be dissolved by reason of the death, suspension of civil rights, insolvency or bankruptcy of one of the shareholders.

TITLE III.                                  MANAGEMENT

Article 10.                 The Company is managed by the Manager.

The Manager may only be removed by the unanimous consent of all the shareholders.

In the event of legal incapacity, liquidation or other permanent situation preventing the Manager from acting as Manager of the Company, the Company shall not be immediately dissolved and liquidated, provided the Supervisory Board as provided for in Article 14 hereof appoints an administrator, who need not be a shareholder, to effect urgent or mere administrative acts, until a general meeting of shareholders is held, which such administrator shall convene within fifteen (15) days of his appointment. At such general meeting, the shareholders may appoint, in accordance with the quorum and majority requirements for amendment of the articles, a successor manager. Failing such appointment, the Company shall be dissolved and liquidated.

Any such appointment of a successor manager shall not be subject to the approval of the Manager.

Article 11.                 In dealing with third parties, the Manager shall have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s purpose, provided that the terms of this article and any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders shall have been complied with.

All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders or to the Supervisory Board shall fall within the competence of the Manager.

Towards third parties, the Company is validly bound by the signature of the Manager represented by duly appointed representatives, or by the signature(s) of any other person(s) to whom authority has been delegated by the Manager.

The Manager shall have the rights to give special proxies for determined matters to one or more proxy holders, selected among the members of its management body or not, either shareholders of the Company or not.

Article 12.                 The Manager is jointly and severally liable for all liabilities which cannot be met out of the assets of the Company.

The holders of Ordinary Shares shall refrain from acting on behalf of the Company in any manner or capacity other than by exercising their rights as shareholders in general meetings and shall only be liable to the extent of their contributions to the Company.

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that the Manager or any one or more of the managers, directors, officers or executives of the Manager is interested in, or is a director, manager, associate, officer, executive or employee of such other company or firm.  Any director, manager, officer or executive of the Manager who serves as a director, manager, associate, officer, executive or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

TITLE IV.                                   GENERAL MEETING OF SHAREHOLDERS

Article 13.                 The general meeting of shareholders shall represent all the shareholders of the Company. It shall have the powers to order, carry out or ratify acts relating to the operations of the Company, provided that, unless otherwise provided in the Articles, no resolution shall be validly passed unless approved by the Manager. Notwithstanding the foregoing, any resolution which conflicts with any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders shall be null and void.

General meetings of shareholders shall be convened by the Manager or by the Supervisory Board. General meetings of shareholders shall be convened pursuant to a notice given by the Manager setting forth the agenda and sent by registered letter at least eight (8) days prior to the meeting to each shareholder at the shareholder’s address recorded in the register of registered shares, provided, however, that all shares are registered shares.

The annual general meeting of the shareholders shall be held on the second Monday of the month of June at 11.00 a.m. CET at the registered office of the Company or at any other location specified in the notice of meeting.

If such day is a legal or a bank holiday in Luxembourg, the annual general meeting shall be held on the next following business day.

Other meetings of shareholders may be held at such places and times as may be specified in the respective notices of meeting.

Any shareholder may participate by telephone or video conference call or by other similar means of communication allowing (i) the identification of the shareholders, (ii) all the shareholders taking part in the meeting to hear one another, (iii) the meeting to be held live. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

Subject to the approval of the Manager and compliance with any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders, the Articles may be amended from time to time by a general meeting of shareholders under the quorum and majority requirements provided for by the law of 10 August 1915 on commercial companies, as amended, unless the Articles provide differently.

TITLE V.                                        SUPERVISORY BOARD

Article 14.                 The affairs of the Company and its financial situation including in particular its books and accounts shall be supervised by the Supervisory Board, comprising at least three (3) members. The Supervisory Board may be consulted by the Manager on such matters as the Manager may determine and may authorize any actions of the Manager that may, pursuant to law or regulation or under these articles of association, exceed the powers of the Manager.

The Supervisory Board shall be elected by the annual general meeting of shareholders for a period of one year. The members of the Supervisory Board may be re-elected. The Supervisory Board shall elect one of its members as chairman.

The Supervisory Board shall be convened by its chairman or by the Manager.

Written notice of any meeting of the Supervisory Board shall be given to all members of the Supervisory Board at least eight (8) days prior to the date set for such meeting,

except in urgent circumstances, in which case the nature of such circumstances shall be set forth in the notice of meeting. This notice may be waived by consent in writing, by telegram, telex, facsimile or any other similar means of communication. Separate notice shall not be required for meetings held at times and places fixed in a resolution adopted by the Supervisory Board.

Any member may act at any meeting by appointing in writing, by telegram, telex or facsimile or any other similar means of communication another member as his proxy. A member may represent several of his colleagues.

The Supervisory Board can deliberate or act validly only if at least the majority of the members are present or represented.

Resolutions of the Supervisory Board will be recorded in minutes signed by the chairman of the meeting. Copies of extracts of such minutes to be produced in judicial proceedings or elsewhere will be validly signed by the chairman of the meeting or any two members.

Resolutions are taken by a majority vote of the members present or represented.

Resolutions in writing approved and signed by all the members of the Supervisory Board shall have the same effect as resolutions voted at the Supervisory Board meetings; each member shall approve such resolution in writing, by telegram, telex, facsimile or any other similar means of communication. Such approval shall be confirmed in writing and all documents shall form the record that proves that such resolution has been taken.

Any member of the Supervisory Board may participate in any meeting of the Supervisory Board by conference-call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

TITLE VI.                                   ACCOUNTING YEAR, ALLOCATION OF PROFITS

Article 15.                 The Company’s accounting year starts on the first of January and ends on the thirty-first of December of the same year.

Article 16.                 At the end of each accounting year, the Company’s accounts are established by the Manager who also prepares an inventory including an indication of the value of the Company’s assets and liabilities.

Each shareholder may inspect the above inventory and balance sheet at the Company’s registered office.

Article 17.                 The credit balance of the profit and loss account, after deduction of the expenses, costs, amortization, charges and provisions represents the net profit of the Company.

Every year, five percent (5%) of the net profit shall be transferred to the legal reserve.  This deduction ceases to be compulsory when the legal reserve amounts to ten percent (10%) of the issued share capital but shall be resumed until the reserve fund is entirely reconstituted if, at any time and for any reason whatsoever, the ten percent (10%) threshold is no longer met.

The balance of the net profit may exclusively be distributed to the shareholders in accordance with the provisions of any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders.

Interim dividends may be distributed by observing the terms and conditions foreseen by Law and by any securityholders’ agreement which may be entered into from time to time between amongst others, all of the shareholders.

TITLE VII.                              DISSOLUTION, LIQUIDATION

Article 18.                 At the time of winding up the Company the liquidation shall be carried out by one or several liquidators, shareholders or not, appointed by the shareholders who shall determine their powers and remuneration.

At the time of winding up the Company, any distributions to the shareholders shall be made in accordance with the provisions of Article 17, except those related to the legal reserve.

TITLE VIII.                         GENERAL PROVISION

Article 19.                 Reference is made to the provisions of the Law and to any securityholders’ agreement which may be entered into amongst others, all of the shareholders for all matters for which no specific provision is made in the Articles.